EXHIBIT 99.1

CONTACTS:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 29, 2004) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today reported income from continuing operations of $1,976,000, or $0.16 per diluted share, for the first quarter ended March 27, 2004, compared with income from continuing operations of $877,000, or $0.07 per diluted share, for the first quarter of 2003. Sales for the first quarter of 2004 were $64.4 million, up 24% from sales of $51.9 million in the year-earlier quarter.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "The first quarter results reflect strong sales gains in all of our markets, including a 31% increase in revenue from residential carpet products. Approximately half of our total revenue growth was at Fabrica and Masland, where sales of residential carpet were up 15% and commercial carpet sales increased over 9%. Our Dixie Home brand continued to grow with sales running at an annualized rate of approximately $29.0 million in March 2004. This growth initiative reduced our results by $2.2 million in the first quarter of 2004, reflecting a $700,000 improvement, compared with the preceding quarter.

"Raw material, energy, medical and other costs increased significantly during the first quarter. We believe the effect of the higher costs was more than offset by a LIFO inventory liquidation gain of approximately $1.0 million and manufacturing efficiencies. In response to the higher costs, we, along with the rest of the industry, are increasing the selling prices of our products. We began implementing these price increases late in the first quarter, and the impact should be felt in the second quarter and subsequent periods. We are optimistic that our pricing strategy will offset the cost increases we are experiencing.

"We believe the revenue growth and improved order entry we are seeing reflect the positive response to new products at Fabrica and Masland, continued acceptance of the Dixie Home brand, and growing consumer confidence, as well as a rebound of the soft floorcovering industry from the depressed levels in the first half of 2003. Although year-over-year sales comparisons will be more difficult in the second half of the year, we remain optimistic that our revenue will grow in the range of 15% to 20% for 2004," Frierson concluded.

Income from the disposal of discontinued operations, including the previously announced sale of a spun yarn facility in Ringgold, Georgia, was $79,000, or $0.01 per diluted share. Results of discontinued operations reflected a loss of $338,000, or $0.03 per diluted share, in the first quarter of 2004, compared with a loss of $1,213,000, or $0.10 per diluted share, in the first quarter of 2003. Including discontinued operations, the Company reported net income of $1,717,000, or $0.14 per diluted share, in the first quarter of 2004 compared with a net loss of $336,000, or $0.03 per diluted share, in the first quarter of 2003. The assets sold in fiscal 2004 were classified as assets held for sale on the Company's balance sheets at December 27, 2003. Financial results for the operations sold have been classified as discontinued operations for all periods presented.

In April 2004, The Dixie Group amended and restated its senior credit facility, which now provides revolving credit of up to $40.0 million through May 11, 2007, and a $20.0 million term-loan. The amended credit facility primarily reduced interest rates and certain administrative costs, lowered term-debt amortization requirements, and modified financial covenants in recognition of the Company's improved capital structure.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at (www.fulldisclosure.com). The simulcast will begin at approximately 11:00 a.m. Eastern Time on April 29, 2004. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen only telephonic conference will be available by dialing 719-219-0214 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 719-457-0820 and entering 704025 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

The Dixie Group, Inc.

Consolidated Condensed Statements of Income
(Unaudited; in thousands, except earnings per share)

Three Months Ended

	March 27, 2004	March 29, 2003

NET SALES Cost of sales	$64,404 42,882	$51,885 33,756

GROSS PROFIT Selling and administrative expenses Other (income) expense - net	21,522 17,586 (736)	18,129 15,232 (93)

Income from continuing operations before interest and taxes Interest expense	4,672 1,494	2,990 1,575

Income from continuing operations before income taxes Income tax provision	3,178 1,202	1,415 538

Income from continuing operations Loss from discontinued operations, net of tax Income on disposal of discontinued operations, net of tax	1,976 (338) 79	877 (1,213) ---

NET INCOME (LOSS)	$1,717	$(336)

BASIC EARNINGS (LOSS) PER SHARE
Continuing operations Discontinued operations Disposal of discontinued operations	$0.16 (0.03) 0.01	$0.07 (0.10) ---

Net income (loss)	$0.14	$(0.03)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations Discontinued operations Disposal of discontinued operations	$0.16 (0.03) 0.01	$0.07 (0.10) ---

Net income (loss)	$0.14	$(0.03)

Weighted average shares outstanding: Basic Diluted	11,960 12,421	11,749 11,750

The Dixie Group, Inc.

Consolidated Condensed Balance Sheets
(in thousands)

	March 27, 2004	December 27, 2003

ASSETS	(Unaudited)
Current Assets Cash and cash equivalents Accounts receivable, net Inventories Assets held for sale Other	$3,402 31,238 56,525 --- 17,660	$11,058 26,197 50,772 5,593 17,146

Total Current Assets	108,825	110,766

Net Property, Plant and Equipment Goodwill Investment in Affiliate Other Assets	55,259 52,598 11,722 11,108	52,627 52,598 11,949 11,014

TOTAL ASSETS	$239,512	$238,954

LIABILITIES AND STOCKHOLDERS' EQUITY Current Liabilities Accounts payable and accrued expenses Current portion of long-term debt	$42,347 8,914	$47,378 13,670

Total Current Liabilities	51,261	61,048
Long-Term Debt Senior indebtedness Capital lease obligations Convertible subordinated debentures Other Liabilities Deferred Income Taxes Stockholders' Equity	29,525 6,810 27,237 14,184 11,695 98,800	22,174 5,837 27,237 15,056 11,521 96,081

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$239,512	$238,954